Exhibit 10.6

SILVER BAY REALTY TRUST CORP.

AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

Effective as of May 22, 2013 the independent directors of Silver Bay Really Trust Corp, a Maryland corporation (the “Company”), shall receive the following compensation for their service as a member of the Board of Directors (the “Board”) of the Company:

Director Fees

We will pay director fees only to those members of our Board, who are independent under the listing standards of the New York Stock Exchange.  In addition, directors who are affiliated with Pine River Capital Management LLC and its affiliates, or Provident Real Estate Advisors LLC and its affiliates, will not be entitled to director fees.

Our goal is to provide compensation for our independent directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs.  We also seek to align the interest of our directors and our stockholders and we have chosen to do so by compensating our directors with a mix of cash and equity-based compensation.  As a result, each independent director will receive an annual fee of $100,000 for board service; each chair of the Audit, Compensation and Nominating and Corporate Governance committees will receive an additional fee of $15,000 and our Lead Independent Director will receive an additional fee of $10,000.  The annual board fee shall be payable half in cash and half in restricted stock and the annual chair fees and Lead Independent  Director fees, shall be payable in cash as set forth below.

Cash Fees and Retainers

Board Members

Each independent director shall be entitled to an annual cash retainer of $50,000 (the “Annual Cash Retainer”), payable quarterly in arrears as set forth below.

Committee Chairs and Lead Independent Director

In addition to the Annual Cash Retainer, an independent director who serves as Chair of the Company’s Audit, Compensation and Nominating and Corporate Governance Committee or as the Lead Independent Director shall be entitled to an additional annual cash retainer equal to $15,000 (in the case of the Chair of the standing board committees) or $10,000 (in the case of the Lead Independent Director) (collectively, the “Annual Chair/Lead Director Cash Retainers”).  These additional cash retainers shall be payable quarterly in arrears as set forth below.

Payment of Cash Retainers

The Company shall pay the Annual Cash Retainers and the Annual Chair/Lead Director Cash Retainers on a quarterly basis in arrears, subject to the director’s continued service to the Company as an independent director, Chair of the Audit, Compensation or Nominating and Corporate Governance Committee or Lead Independent Director, as applicable, on the last day of the preceding quarter. Such cash amounts shall be prorated in the case of service for less than the entire quarter.

Equity Awards and Equity Retainers

Initial Award for New Directors

On the date a new independent director becomes a member of the Board, each such independent director shall automatically receive an award of restricted stock having a Fair Market Value on the date of grant (as defined in the Company’s 2012 Equity Incentive Plan (the “Plan”)) equal to the difference of (1) $50,000 minus (2) the product of (i) $50,000 multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed since the last annual meeting of stockholders and the denominator of which is 365 (an “Initial Award”).  The Initial Award shall vest as to all of such shares on the date immediately preceding the date of the next annual meeting of the Company’s stockholders, subject to the director’s continued board service through such vesting date.

Annual Equity Retainer for Continuing Board Members

Each continuing independent director shall automatically receive an annual equity retainer in the form of an award of restricted stock having a Fair Market Value of $50,000 on the date of grant (an “Annual Equity Retainer”), with the date of such award to be the date of each Company annual meeting of stockholders. The Annual Equity Retainer for such independent directors shall vest as to all of such shares on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant for the award, subject in each case, to the independent director’s continued service to the Company through the vesting date.

Provisions Applicable to All Equity Awards

The Annual Equity Retainers and the Additional Equity Retainers shall be subject to the terms and conditions of the Plan and the terms of the Restricted Stock Agreements entered into between the Company and each director in connection with such awards.  The number of shares subject to issuance for a restricted stock award is determined based on (x) the dollar amount of the award listed above divided by (y) the Fair Market Value of our common stock on the date of grant.  Furthermore, all vesting for any such awards to Board members shall terminate, and all such awards shall be fully vested, upon a “Change of Control” as defined in the Plan.

Additional Compensation for Independent Directors at Time of IPO

As additional compensation and in recognition of the additional work involved as independent directors of a newly public company, each independent director at the time of the Company’s initial public offering will receive an additional payment for their first year of board service as follows:  (1) a cash payment of $25,000 which shall be paid on the date of the first annual meeting of stockholders of the Company, subject to the independent director’s continued service to the Company through the date of such meeting, and (2) an additional award of restricted stock having a Fair Market Value of $25,000 on the date of the first annual meeting of stockholders of the Company, which shares shall vest immediately.